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                     August 18, 2022

       Mark D. Gordon
       Chief Executive Officer
       Odyssey Marine Exploration, Inc.
       205 S. Hoover Blvd.
       Suite 210
       Tampa, FL 33609

                                                        Re: Odyssey Marine
Exploration, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-31895

       Dear Mr. Gordon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Rebecca Williams